Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of sanofi-aventis for the registration of debt securities and to the incorporation by reference therein of our reports dated March 9, 2010, with respect to the consolidated financial statements of sanofi-aventis and its subsidiaries and the effectiveness of internal control over financial reporting of sanofi-aventis and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young Audit

Represented by Christian Chiarasini and Jacques Pierres

Paris-La Défense

March 12, 2010

/s/ Christian Chiarasini	/s/ Jacques Pierres
Christian Chiarasini	Jacques Pierres